Exhibit 99.1

For Immediate Release

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES NEW
$5.8 MILLION CONTRACT WIN

Houston, TX – July 28, 2004. Sterling Construction Company, Inc. (AMEX: STV), (“Sterling” or the “Company”), today announced that its Sterling Houston Holdings subsidiary was the low bidder on a contract for the Northwest Regional Water Authority with a total value of approximately $5.8 million.

The 11-month contract is for a water transmission project, and is expected to commence in November 2004.

Joseph Harper, Sterling’s President and Chief Operating Officer, commented that this project is the Company’s third job for the water district in connection with a major program to bring surface water to the northern suburban region of Houston.

It is the Company’s policy to announce contract wins that are individually in excess of $5 million.

Sterling operates through two subsidiaries, Sterling Houston Holdings, Inc. (the “Construction Segment”), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and Steel City Products, Inc. (the “Distribution Segment”), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh, Pennsylvania.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

Contact:
Sterling Construction Company, Inc., Houston	or	Investor Relations Counsel
Maarten Hemsley, 781-934-2219		The Equity Group Inc.
or		Linda Latman 212-836-9609
Joseph Harper, 281-821-9091		Sarah Torres 212-836-9611

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